Exhibit 99.1
B U D G E T  2 0 0 8  /  1
SUMMARY BUDGET 2008/09

2  /  B U D G E T  2 0 0 8
SUMMARY BUDGET
For the Fiscal Year Ending March 31, 2009
With Comparative Data for the year ended March 31, 2008

				Per cent Change
				2008/09 Budget from
	2008/09	2007/08	2007/08	2007/08	2007/08
	Budget	Forecast	Budget	Forecast	Budget
		(Millions of Dollars)
REVENUE
Income Taxes	2,611	2,649	2,439	(1.4%)	7.1%
Other Taxes	3,320	3,317	3,249	0.1%	2.2%
Fees and Other Revenue	1,377	1,320	1,215	4.4%	13.4%
Federal Transfers	3,905	3,657	3,687	6.8%	5.9%
Net Income of Government Business Enterprises	668	858	686	(22.1%)	(2.6%)
Sinking Funds and Other Earnings	441	360	381	22.5%	15.7%

TOTAL REVENUE	12,324	12,161	11,657	1.3%	5.7%

EXPENDITURE
Health and Healthy Living	4,371	4,154	4,050	5.2%	7.9%
Education	3,250	3,107	3,066	4.6%	6.0%
Family Services and Housing	1,331	1,270	1,251	4.8%	6.4%
Community, Economic and Resource Development	1,478	1,413	1,385	4.6%	6.7%
Justice and Other Expenditures	992	1,078	943	(8.0%)	5.2%
Debt Servicing Costs	806	810	787	(0.5%)	2.4%

TOTAL EXPENDITURE	12,227	11,832	11,482	3.3%	6.5%

SUMMARY NET INCOME	96	329	175

NOTES:
•	The 2007/08 Budget numbers originally presented in the 2007 Budget Address have been restated to be consistent with the current presentation for the Government Reporting Entity.

•	Details of Revenue and Expenditure for Fiscal Year 2008/09 and a reconciliation to the amounts reported for Core Government are found in Schedules 1 and 2 (p. 6-7).

•	Information on the structure of the Summary Budget may be found in Appendix 2 (p. 27).

•	The 2007/08 Forecast is based on the Third Quarter Financial Report.

•	Numbers may not add due to rounding.

B U D G E T  2 0 0 8  /  3
■ SUMMARY BUDGET 2008/09
Budgeted Summary Net Income for the year is $96 million.
Revenue
Revenue in 2008/09 is projected to increase slightly over the 2007/08 Forecast, up 1.3% or $163 million.
Other Taxes are expected to grow by $3 million reflecting continued growth in retail sales taxes offset by decreases in Corporation Capital Tax due to rate reductions, and to Tobacco Tax and net education property taxes. Fees and Other Revenue will be up $58 million, while Net Income of Government Business Enterprises is expected to be down by $190 million. Federal Transfers will increase following steps taken by the federal government to address the fiscal imbalance; the new Equalization formula provides almost $238 million more; health and social transfers are up $76 million, while all other federal transfers combined decrease by $66 million from the 2007/08 forecast. Income Taxes will decrease $38 million primarily due to tax reduction measures.
Expenditure
Total expenditure is budgeted to increase $395 million, up 3.3%, from the 2007/08 Forecast.
The budgeted growth in Health and Healthy Living expenditure is $217 million, or 5.2%, from the 2007/08 Forecast. Education-related expenditure is up $143 million, or 4.6% from the 2007/08 Forecast. Family Services and Housing expenditure is up $61 million, or 4.8% from the 2007/08 Forecast. Community, Economic and Resource Development expenditure will rise by $65 million, or 4.6%. Debt Servicing Costs are expected to drop by $4 million.*
In Budget 2008, services to people represent 76.3% of spending:
•	Health and Healthy Living expenditure makes up 35.8% of total expenditure.

•	Education accounts for 26.6% of all expenditure; it includes public schools and post-secondary institutions.

•	Family Services and Housing and Justice represent 13.9% of total expenditure.

*	Debt Servicing Costs are forecast to equal 6.5¢ of every dollar of revenue in 2008/09, down 50.8% from 13.2¢ per dollar in 1999/2000.

4  /  B U D G E T  2 0 0 8
Revenue, 2008/09
Major Sources
Per cent of Total
Numbers may not add due to rounding.
Revenue Sources
2008/09 and 2007/08
Millions of Dollars

			Change 2008/09
	2008/09	2007/08	from 2007/08
	Budget	Forecast	Forecast
Income Taxes	2,611	2,649	(38)
Other Taxes	3,320	3,317	3
Fees and Other Revenue	1,377	1,320	58
Federal Transfers	3,905	3,657	248
Net Income of Government Business Enterprises	668	858	(190)
Sinking Funds and Other Earnings	441	360	81

TOTAL REVENUE	12,324	12,161	163

Numbers may not add due to rounding.

B U D G E T  2 0 0 8  /  5
Expenditure, 2008/09
Major Sectors
Per cent of Total
Numbers may not add due to rounding.
Expenditure Sectors
2008/09 and 2007/08
Millions of Dollars

			Change 2008/09
	2008/09	2007/08	from 2007/08
	Budget	Forecast	Forecast
Health and Healthy Living	4,371	4,154	217
Education	3,250	3,107	143
Family Services and Housing	1,331	1,270	61
Community, Economic and Resource Development	1,478	1,413	65
Justice and Other Expenditures	992	1,078	(87)
Debt Servicing Costs	806	810	(4)

Total Expenditure	12,227	11,832	395

Numbers may not add due to rounding.

6  /  B U D G E T  2 0 0 8
Schedule 1
Summary Revenue Estimate: Details and Reconciliation to Core Government Estimates
Fiscal Year ending March 31, 2009 (in Thousands of Dollars)

	CORE GOVERNMENT	CONSOLIDATION IMPACTS
	Revenue	and Revenue of Other
Source of Revenue	Estimates	Reporting Entities	SUMMARY
Income Taxes
Individual Income Tax	2,312,100	—	2,312,100
Corporation Income Tax	299,200	—	299,200

Subtotal: Income Taxes	2,611,300	—	2,611,300

Other Taxes
Corporation Capital Tax	123,200	—	123,200
Gasoline Tax	137,000	—	137,000
Insurance Corporations Tax	63,500	—	63,500
Land Transfer Tax	43,600	—	43,600
Levy for Health and Education	344,400	—	344,400
Mining Tax	128,000	—	128,000
Motive Fuel Tax	90,100	—	90,100
Retail Sales Tax	1,469,400	—	1,469,400
Tax Administration and Miscellaneous Taxes	79,900	—	79,900
Tobacco Tax	170,000	—	170,000
Other Taxes	17,100	—	17,100
Education Property Taxes	—	654,284	654,284

Subtotal: Other Taxes	2,666,200	654,284	3,320,484

Fees and Other Revenue
Fines and Costs and Other Legal	44,091	—	44,091
Minerals and Petroleum	9,386	—	9,386
Automobile and Motor Carrier Licences and Fees	106,092	—	106,092
Parks: Forestry and Other Conservation	34,083	—	34,083
Water Power Rentals	105,000	—	105,000
Service Fees and Other Miscellaneous Charges	113,854	793,683	907,537
Revenue Sharing from SOAs	20,995	(20,995)	—
Tuition Fees	—	171,200	171,200

Subtotal: Fees and Other Revenue	433,501	943,888	1,377,389

Federal Transfers
Equalization	2,063,400	—	2,063,400
Canada Health Transfer (CHT)	845,800	—	845,800
Canada Social Transfer (CST)	378,000	—	378,000
Health Funds	—	—	—
Infrastructure Renewal	50,000	—	50,000
Manitoba Floodway Expansion	75,233	—	75,233
Shared Cost and Other Transfers	199,606	293,460	493,066

Subtotal: Federal Transfers	3,612,039	293,460	3,905,499

Net Income of Government
Business Enterprises (GBEs)
Manitoba Liquor Control Commission	227,300	—	227,300
Manitoba Lotteries Corporation	301,200	—	301,200
Manitoba Hydro	—	160,000	160,000
Workers Compensation Board	—	1,214	1,214
Manitoba Public Insurance Corporation	—	(21,790)	(21,790)

Subtotal: Net Income of GBEs	528,500	139,424	667,924

Sinking Funds and Other Earnings	—	440,954	440,954

Total Revenue Estimate	9,851,540	2,472,010	12,323,550

B U D G E T  2 0 0 8  /  7
Schedule 2
Summary Expenditure Estimate: Details, Reconciliation to Core Government Estimates and Summary Budget Result
Fiscal Year ending March 31, 2009 (in Thousands of Dollars)

	CORE GOVERNMENT	CONSOLIDATION IMPACTS
	Expenditure	and Expenditures of Other
Sector/Department	Estimates	Reporting Entities	SUMMARY
Health and Healthy Living	4,133,022	238,389	4,371,411

Education
Advanced Education and Literacy	572,335	422,085	994,420
Education, Citizenship and Youth	1,409,138	846,149	2,255,287

Total Education	1,981,473	1,268,234	3,249,707

Family Services and Housing	1,196,763	134,310	1,331,073

Community, Economic and Resource Development

Aboriginal and Northern Affairs	40,580	248	40,828
Agriculture, Food and Rural Initiatives	217,051	161,710	378,761
Competitiveness, Training and Trade	119,121	6,162	125,283
Conservation	123,076	(241)	122,835
Infrastructure and Transportation	527,011	(97,636)	429,375
Intergovernmental Affairs	260,972	—	260,972
Science, Technology, Energy and Mines	81,060	5,444	86,504
Water Stewardship	33,361	(41)	33,320

Total Community, Economic and Resource Development	1,402,232	75,646	1,477,878

Justice and Other Expenditures

Legislative Assembly	35,064	(8)	35,056
Executive Council	2,848	—	2,848
Civil Service Commission	6,235	347	6,582
Culture, Heritage, Tourism and Sport	88,172	8,907	97,079
Employee Pensions and Other Costs	79,604	100,500	180,104
Finance	102,899	27,006	129,905
Healthy Child Manitoba	27,180	—	27,180
Justice	347,647	22,943	370,590
Labour and Immigration	49,046	8,817	57,863
Manitoba Seniors and Healthy Aging Secretariat	1,765	—	1,765
Enabling Appropriations	122,095	—	122,095
Other Appropriations	25,500	—	25,500
Less: Year-End Lapse	(65,000)	—	(65,000)

Total Justice and Other Expenditures	823,055	168,512	991,567

Debt Servicing Costs	262,500	543,105	805,605

Total Expenditure Estimate	9,799,045	2,428,196	12,227,241
Subtract: Total Expenditure Estimate (above) from Total Revenue Estimate (Schedule 1)	9,851,540	2,472,010	12,323,550

Net Result for the Year	52,495	43,814	96,309

Transfer to Debt Retirement Fund	(110,495)	110,495	—
Transfer from Fiscal Stabilization Fund	60,000	(60,000)	—

NET INCOME	2,000	94,309	96,309

B U D G E T  2 0 0 8  /  1 9
PROVINCIAL OUTLOOK

2 0  /  B U D G E T  2 0 0 8
Summary Budget Outlook

	2007/08	2008/09	2009/10	2010/11	2011/12
	Forecast	Budget	Projection	Projection	Projection
	Millions of Dollars
REVENUE
Core Government [1]	9,592	9,852	10,142	10,443	10,801
Net Income of Government Business Enterprises (GBEs):
Manitoba Liquor Control Commission	218	227	233	240	246
Manitoba Lotteries Corporation	295	301	301	301	301
Manitoba Hydro	309	160	111	121	119
Workers Compensation Board	42	1	2	1	4
Manitoba Public Insurance Corporation	(6)	(22)	0	0	8

Subtotal	858	668	648	663	678
Less: Consolidation Adjustment	(513)	(529)	(534)	(541)	(547)

Net Contribution of GBEs	345	139	113	122	130
Other Reporting Entities	2,224	2,333	2,347	2,383	2,415

TOTAL REVENUE	12,161	12,324	12,602	12,949	13,347

EXPENDITURE
Core Government Programs and Services	9,490	9,799	10,080	10,369	10,668
Other Reporting Entities	2,342	2,428	2,430	2,487	2,532

TOTAL EXPENDITURE	11,832	12,227	12,510	12,857	13,201

SUMMARY NET INCOME	329	96	92	92	146

Numbers may not add due to rounding.

NOTES:

1	Core Government revenue includes Net income of Manitoba Lotteries Corporation and Manitoba Liquor Control Commission; that income is eliminated in the Consolidation Adjustment.

•	Revenue and expenditure projections for GBEs and Other Reporting Entities are based on information provided by the entities.

B U D G E T  2 0 0 8  /  2 1
Change In Summary Net Debt
Millions of Dollars

		Other	Summary
	Core	Reporting	2008/09	2007/08
	Government	Entities	Budget	Forecast
Net Investment in tangible capital assets	460	126	586	586
Less:
Net result for the year	2	94	96	557 *

Change in Net Debt	458	32	490	29

*	includes Other Comprehensive income of $228 million
Net Debt is an important indicator of a government’s financial position as it highlights the affordability of future government services. Net Debt may grow in absolute terms from time to time as needed investments in capital assets are made.
Budget 2008 demonstrates the government’s commitment to infrastructure and public asset renewal, with investments in hospitals, colleges, the Red River Floodway and Manitoba’s highway system. It is important though to measure changes in Net Debt against the growth in the economy, as measured by nominal GDP. The following table illustrates Net Debt, GDP and the ratio of Net Debt to GDP over the last several years.

			Net Debt
Fiscal Year	Net Debt	GDP	as a % of GDP
2003/04 Actual	11,129	37,354	29.8
2004/05 Actual	10,670	39,671	26.9
2005/06 Actual	10,520	41,372	25.4
2006/07 Actual	10,403	44,671	23.3
2007/08 Budget	11,130	45,981	24.2
2007/08 Forecast	10,432	47,832	21.8
2008/09 Budget	10,922	50,367	21.7

B U D G E T  2 0 0 8  /  2 3
APPENDIX 1
MANITOBA SUMMARY FINANCIAL STATISTICS

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Manitoba Summary Financial Statistics

	2008/09	2007/08	2006/07	2005/06	2004/05	2003/04
	Budget	Forecast	Actual	Actual	Actual	Actual
	(Millions of Dollars)
SUMMARY FINANCIAL STATEMENTS
Revenue
Income Taxes	2,611	2,649	2,441	2,322	2,244	2,091
Other Taxes	3,320	3,317	2,586	2,285	2,219	2,067
Fees and Other Revenue	1,377	1,320	1,520	1,552	1,398	1,316
Federal Transfers	3,905	3,657	3,317	3,103	3,156	2,723
Net Income (Loss) of Government Business Enterprises	668	858	627	958	679	(10)
Sinking Funds and Other Earnings	441	360	529	505	444	473

Total Revenue	12,324	12,161	11,020	10,725	10,140	8,659

Expenditure
Health and Healthy Living	4,371	4,154	4,005	3,809	3,560	3,410
Education	3,250	3,107	2,396	2,291	2,309	2,220
Family Services and Housing	1,331	1,270	1,142	1,075	1,020	954
Community, Economic and Resource Development	1,478	1,413	1,281	1,526	1,169	1,095
Justice and Other Expenditures	992	1,078	831	820	755	757
Debt Servicing Costs	806	810	835	810	765	799

Total Expenditure	12,227	11,832	10,490	10,331	9,578	9,236

Summary Net Revenue (Expenditure)	96	329	530	394	562	(577)

Provincial Borrowings, Guarantees & Obligations
General Government Programs	6,349	6,376	6,564	6,583	6,594	6,546
General Government Programs — Pension Liability	2,000	1,500	0	0	0	0
Manitoba Hydro	7,333	6,810	6,636	6,524	6,615	6,649
Other Crown Organizations	1,333	1,261	1,279	1,272	1,340	1,187
Health Facilities	963	866	790	767	739	615
Government Enterprises and Other	81	91	150	163	173	182
Capital Investments	1,415	1,080	749	464	363	321

Subtotal	19,474	17,984	16,168	15,773	15,824	15,500

Other Obligations
Pension Liability	4,611	4,394	4,159	3,967	3,761	3,571
Pension Asset Fund	(2,925)	(2,258)	(699)	(537)	(382)	(267)

Net Pension Liability	1,686	2,136	3,460	3,430	3,379	3,304
Debt incurred for and repayable by the Manitoba Hydro-Electric Board and Manitoba Lotteries Corporation	(6,898)	(6,723)	(6,163)	(6,276)	(6,215)	(5,937)
Education and Health Debt held by Government Enterprises	389	359	383	339	324	296
Other Debt of Crown Organizations	367	367	221	243	173	270

Subtotal	(4,456)	(3,861)	(2,099)	(2,264)	(2,339)	(2,067)

Total Provincial Borrowings, Guarantees & Obligations	15,018	14,123	14,069	13,509	13,485	13,433

Adjustments to arrive at Summary Net Debt
Guarantees	(367)	(367)	(675)	(491)	(660)	(923)
Net Financial Assets	(3,729)	(3,324)	(2,991)	(2,498)	(2,155)	(1,381)

Summary Net Debt	10,922	10,432	10,403	10,520	10,670	11,129

Summary Net Debt as percentage of GDP	21.7	21.8	23.3	25.4	26.9	29.8

Numbers may not add due to rounding.

NOTES:

•	Actual numbers for summary expenditures for 2006/07 and earlier do not include public schools as this information is not available in a GAAP format. The above results and the statistics associated with these results would change if public schools information was included.

•	The 2007/08 Forecast is based on the Third Quarter Financial Report.

B U D G E T  2 0 0 8  /  2 5
Manitoba Summary Financial Statistics

	2008/09	2007/08	2006/07	2005/06	2004/05	2003/04
	Budget	Forecast	Actual	Actual	Actual	Actual
	(Percentage Change)
Annual Change
Income Taxes	(1.4)	8.5	5.1	3.5	7.3	11.3
Other Taxes[1]	0.1	28.3	13.2	3.0	7.4	4.7
Fees and Other Revenue	4.4	(13.2)	(2.1)	11.0	6.2	4.5
Federal Transfers	6.8	10.2	6.9	(1.7)	15.9	12.9
Total Revenue	1.3	10.4	2.8	5.8	17.1	2.0
Health and Healthy Living	5.2	3.7	5.2	7.0	4.4	11.4
Education	4.6	29.7	4.6	(0.8)	4.0	3.2
Debt Servicing Costs	(0.5)	(3.0)	3.0	5.9	(4.3)	(7.6)
Total Expenditure	3.3	12.8	1.5	7.9	3.7	5.3
Summary Net Debt	4.7	0.3	(1.1)	(1.4)	(4.1)	7.5

	(Per cent)
Per cent of GDP
Income Taxes	5.2	5.5	5.5	5.6	5.7	5.6
Other Taxes[1]	6.6	6.9	5.8	5.5	5.6	5.5
Fees and Other Revenue	2.7	2.8	3.4	3.8	3.5	3.5
Federal Transfers	7.8	7.6	7.4	7.5	8.0	7.3
Total Revenue	24.5	25.4	24.7	25.9	25.6	23.2
Health and Healthy Living	8.7	8.7	9.0	9.2	9.0	9.1
Education	6.5	6.5	5.4	5.5	5.8	5.9
Debt Servicing Costs	1.6	1.7	1.9	2.0	1.9	2.1
Total Expenditure	24.3	24.7	23.5	25.0	24.1	24.7
Summary Net Debt	21.7	21.8	23.3	25.4	26.9	29.8

Per cent of Revenue
Income Taxes	21.2	21.8	22.2	21.7	22.1	24.1
Other Taxes[1]	26.9	27.3	23.5	21.3	21.9	23.9
Fees and Other Revenue	11.2	10.9	13.8	14.5	13.8	15.2
Federal Transfers	31.7	30.1	30.1	28.9	31.1	31.4
Net Income (Loss) of Government Business Enterprises	5.4	7.1	5.7	8.9	6.7	(0.1)
Sinking Funds and Other Earnings	3.6	3.0	4.8	4.7	4.4	5.5

	(Dollars)
Dollars Per Capita
Total Revenue	10,315	10,247	9,350	9,133	8,661	7,452
Total Expenditure	10,234	9,970	8,900	8,797	8,181	7,948
Debt Servicing Costs	675	683	709	691	655	688
Summary Net Debt	9,142	8,790	8,826	8,958	9,114	9,577

Memorandum Items
Population (000’s) *	1,194.6	1,186.7	1,178.5	1,174.2	1,170.6	1,161.9
GDP at Market Prices	50,367	47,832	44,671	41,372	39,671	37,354

Source: Manitoba Finance

*	official population July 1

[1]	Other Taxes for 2006/07 and earlier do not include property taxes charged by public school divisions.

Budget Paper B

SUPPLEMENTARY
FINANCIAL INFORMATION

SUPPLEMENTARY FINANCIAL INFORMATION
Contents

INTRODUCTION	1

SPECIAL ACCOUNTS	1

Fiscal Stabilization	1
Debt Retirement	2
Pension Assets	3
Summary of Account Activity	4

CAPITAL INVESTMENT — REPLACEMENT VALUE OF PUBLIC ASSETS	6

CAPITAL INVESTMENT — CORE GOVERNMENT	7

LOAN REQUIREMENTS	9

PROVINCIAL BORROWINGS, GUARANTEES AND OBLIGATIONS	10

Borrowing Requirements	10
Provincial Borrowings, Guarantees and Obligations	11

INTERPROVINCIAL COMPARISONS	12

B U D G E T  2 0 0 8  S u p p l e m e n t a r y  F i n a n c i a l  I n f o r m a t i o n  /  B 1
■ INTRODUCTION
This Budget Paper provides supplementary information on Manitoba’s special accounts — the Fiscal Stabilization, Debt Retirement and the Pension Assets funds — and on Capital Investment, Loan Requirements, and Borrowing Requirements.
■ SPECIAL ACCOUNTS
Fiscal Stabilization
The fund is projected to have a total balance of $683 million as at March 31, 2008, after a draw of $37 million for wait-times reduction and other health-related programming, with no draw required for general requirements. The health programs component balance will be $144 million, while the general programs component will end 2007/08 with a $539 million balance.
The budgeted draw in 2008/09 is $47 million for wait-times reduction and other health-related programming, and $13 million for general requirements related to ecoTrust funds advanced by Canada in 2007/08. The health programs component balance as at March 31, 2009 is projected to be $101 million. The general programs component is projected to end 2008/09 with a $542 million balance.
Fiscal Stabilization
Revenue, Expenditure and Balance
Projection as at March 31, 2009 and March 31, 2008
Millions of Dollars

	2008/09	2007/08
	Budget	Forecast
Total Balance, Beginning of Year	683	663

Health Programs
Balance, Beginning of Year	144	175
Interest Earnings	4	6
Core Government Transfers
Wait-Times Reduction and Other Health-Related Programming	(47)	(37)

Balance, End of Year	101	144

General Programs
Balance, Beginning of Year	539	488
Interest Earnings	14	23
Core Government Transfers
General	2	28
ecoTrust	(13)	0

Balance, End of Year	542	539

Total Balance, End of Year	643	683

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Debt Retirement
In 2008/09, a deposit of $110 million will be made for debt retirement.
As required by legislation, the fund was collapsed in 2004/05, leaving a nil balance at the beginning of 2005/06. The Allocation Committee has determined that $85 million of the deposit will be transferred to the Pension Assets Fund, leaving a balance of $78 million at March 31, 2008.
Interest earnings for 2008/09 are expected to be approximately $2 million.
In 2008/09 it is anticipated that the allocation will be $85 million to pension liability.
Debt Retirement
Revenue, Expenditure and Balance
Projection as at March 31, 2009 and March 31, 2008
Millions of Dollars

	2008/09	2007/08
	Budget	Forecast
Balance, Beginning of Year	78	51
Revenue
Core Government Transfer	110	110
Interest	2	2

	112	112

Expenditure
Transfer to Pension Assets Fund	(85)	(85)

Balance, End of Year	105	78

B U D G E T  2 0 0 8  S u p p l e m e n t a r y  F i n a n c i a l  I n f o r m a t i o n  /  B 3
Pension Assets
It is anticipated that $85 million will be allocated to the Pension Assets Fund for 2008/09. The balance will increase for 2008/09 as a result of the Manitoba Government’s commitment to set aside $500 million to commence funding of the province’s unfunded liability for the Civil Service Superannuation Fund (CSSF).
The fund will have net investment earnings of $26 million in 2007/08. The Budget projects a return of $170 million in 2008/09.
The fund is expected to have a balance of $2,925 million by the end of the 2008/09 fiscal year.
Pension Assets
Contributions, Transfers and Balance
Projection as at March 31, 2009 and March 31, 2008
Millions of Dollars

	2008/09	2007/08
	Budget	Forecast
Balance, Beginning of Year	2,258	699

Contributions

New Investment	500	1,502
Debt Retirement Fund	85	85
Net Investment Earnings	170	26
Departments and Crown Corporations	16	13

	771	1,626

Transfers
TRAF and CSSF payments	(104)	(67)

Balance, End of Year	2,925	2,258

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SUMMARY OF ACCOUNT ACTIVITY

	2008/09	2007/08	2006/07	2005/06	2004/05	2003/04	2002/03
	Budget	Forecast	Actual	Actual	Actual	Actual	Actual
			(Millions of Dollars)
Fiscal Stabilization
Transfers to Fund	0	0	110	31	405	13	4
Transfers from Fund	(58)	(9)	0	0	0	(171)	(22)
Redemption of Repap Preferred Shares
Transfer re: Manitoba Telephone System
Investment Revenue	18	29	21	15	2	1	7
Balance, End of Year	643	683	663	532	486	79	236

Debt Retirement
Contribution	110	110	110	110	99	96	96
Interest Earnings	2	2	1	0	2	7	3
Transfers to Pension Assets Fund	(85)	(85)	(85)	(85)	(79)	(75)	(48)
Transfer for General Purpose Debt Reduction					(202)
Balance, End of Year	105	78	51	25	0	180	152

Pension Assets
Transfers from Debt Retirement Fund	85	85	85	85	79	75	48
Net Investment Earnings	170	26	67	61	31	38	(6)
Net Current Service Contributions	(88)	(54)	10	8	6	3	2
TRAF/CSSF Funding	500	1,502
Balance, End of Year	2,925	2,258	699	537	383	267	151

B U D G E T  2 0 0 8  S u p p l e m e n t a r y  F i n a n c i a l  I n f o r m a t i o n  /  B 5

	2001/02	2000/01	1999/00	1998/99	1997/98	1996/97	1995/96
	Actual	Actual	Actual	Actual	Actual	Actual	Actual
	(Millions of Dollars)
Fiscal Stabilization
Transfers to Fund	63	40	11	31	76	91	157
Transfers from Fund	(150)	0	(185)	(186)	(100)	0	0
Redemption of Repap Preferred Shares							20
Transfer re: Manitoba Telephone System						265
Investment Revenue	14	15	12	17	11	11	3
Balance, End of Year	247	320	265	427	565	577	210

Debt Retirement
Contribution	96	96	75	150	75	0	0
Interest Earnings	5	0	0	4	1
Transfers to Pension Assets Fund	(75)	(21)	0	0	0
Transfer for General Purpose Debt Reduction			(305)
Balance, End of Year	101	75	0	230	76

Pension Assets
Transfers from Debt Retirement Fund	75	21
Net Investment Earnings	2	0
Net Current Service Contributions	9	0
TRAF/CSSF Funding
Balance, End of Year	107	21

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■ CAPITAL INVESTMENT – REPLACEMENT VALUE OF PUBLIC ASSETS
Over the years, Manitoba’s communities and the economy have benefited from many investments in general assets such as schools, health facilities and public service buildings as well as infrastructure assets such as roads, water control structures and parks. To meet the needs of today’s and future generations it is necessary to invest in renewal of the current assets. These assets have contributed to vital public services, including learning, health, physical access and electronic access to other government programs, as well as providing the infrastructure for economic and community development. The public good provided by these investments is immeasurable; however, it is estimated that the insured or replacement value of these investments exceeds $31 billion.
Replacement Value of Public Assets1
Per cent of Total
Total Value: $31.5 billion
Note 1: Excludes municipal assets and assets of government business enterprises such as Manitoba Hydro.

Indirect Assets: 57.3%	Direct Assets: 42.7%
Totals may not add due to rounding.

B U D G E T  2 0 0 8  S u p p l e m e n t a r y  F i n a n c i a l  I n f o r m a t i o n  /  B 7
■ CAPITAL INVESTMENT – CORE GOVERNMENT
Provincially owned capital assets such as highways, waterways, buildings, machinery and computer systems are amortized over their useful life based on established guidelines for amortization (see Appendix B of the 2008/09 Estimates of Expenditure). The amortization and interest costs are borne by departments that are responsible for each asset and are reflected as annual costs related to capital assets. Capital grants are also provided to third parties such as municipalities, schools and universities as contributions toward capital projects. In total, costs related to capital assets are estimated at $524 million in 2008/09, an increase of $37 million from 2007/08.
Capital Grants and Costs Related to Capital Assets,
Core Government 2008/09
(Thousands of Dollars)

	2008/09	2007/08
	Budget	Budget
Capital Grants	282,304	262,331
Infrastructure Assets	170,747	156,096
General Assets	71,308	69,316

	524,359	487,742

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Authority for the annual cost to acquire provincially-owned assets is reflected as Part B – Capital Investment which totals $579 million in 2008/09, a decrease of $16 million from 2007/08, largely due to reduced activity related to the Manitoba Floodway Expansion; offset by $15 million for increased investment in provincially-owned buildings and more than $10 million for increased investment in provincial roads and highways.
Capital Investment,
Core Government 2008/09
(Thousands of Dollars)

	2008/09	2007/08
	Budget	Budget
General Assets
Government Services Capital Projects	88,000	73,098
Transportation Equipment and Other Capital	23,719	14,463
Information Technology Projects	23,719	14,463
Corporate Information Technology Projects	13,969	12,676
Competitiveness, Training and Trade	1,030	2,421
Family Services and Housing	900	2,708
Health and Healthy Living	1,500	100
Infrastructure and Transportation	392	905
Justice	1,364	3,608
Other Projects	650	1,258
Other Equipment and Buildings	4,553	10,733

	136,077	121,969

Infrastructure Assets
Provincial Roads, Highways and Airport Infrastructure	249,883	239,655
Manitoba Floodway Expansion	172,009	213,792
Water Control Infrastructure	11,400	10,183
Parks, Cottage and Camping Projects	9,711	9,711

	443,003	473,340

Total Capital Investment	579,080	595,309

B U D G E T   2008  S u p p l e m e n t a r y  F i n a n c i a l  I n f o r m a t i o n  /  B 9
■ LOAN REQUIREMENTS
Incremental Capital Authority Requirements for Non-Budgetary Programs, 2008/09
(Thousands of Dollars)

The Loan Act, 2008
The Manitoba Hydro-Electric Board	786,000
Manitoba Agricultural Services Corporation	132,949
Health Capital Program	118,109
Manitoba Opportunities Fund	104,719
Manitoba Housing and Renewal Corporation	62,647
Post-Secondary Institutions	53,200
The Manitoba Lotteries Corporation	46,750
Special Operating Agencies Financing Authority – Fleet Vehicles Agency	18,900
The Manitoba Water Services Board	13,048
Manitoba Student Aid Program	10,110
Rural Economic Development Initiatives	5,844
Communities Economic Development Fund	5,150
Special Operating Agencies Financing Authority – The Property Registry	4,000
Travel Manitoba	1,500
Diagnostic Services Manitoba	1,189
Special Operating Agencies Financing Authority – Pineland Nursery	1,137
Leaf Rapids Town Properties Inc.	1,000
Special Operating Agencies Financing Authority – Companies Office	450
Manitoba Film Guarantee Program	197

1,366,899

Non-Budgetary Capital Programs 2008/09
(Thousands of Dollars)

The Manitoba Hydro-Electric Board	1,056,000
Health Capital Program	249,181
Manitoba Agricultural Services Corporation	138,400
Manitoba Housing and Renewal Corporation	98,628
The Manitoba Lotteries Corporation	96,400
Manitoba Opportunities Fund	75,000
Post-Secondary Institutions	70,289
Business Support	34,320
Manitoba Student Aid Program	31,828
The Manitoba Water Services Board	31,416
Special Operating Agencies Financing Authority – Fleet Vehicles Agency	25,737
Diagnostic Services Manitoba	18,367
Communities Economic Development Fund	8,500
Rural Economic Development Initiatives	4,200
Miscellaneous Corporations, Agencies and Other Programs	13,666

1,951,932

B  1 0  /  S u p p l e m e n t a r y  F i n a n c i a l  I n f o r m a t i o n  B U D G E T  2008
■ PROVINCIAL BORROWINGS, GUARANTEES AND OBLIGATIONS
Borrowing Requirements
Manitoba’s long term borrowing requirements with respect to both general and self-sustaining borrowings is estimated to total $2.8 billion in 2008/09, of which $1.5 billion is required for refinancing purposes. New cash requirements of $1.4 billion are required for capital investments including the Manitoba Floodway Expansion, Manitoba Hydro and for the initial funding of the unfunded pension liability for the Civil Service Superannuation Plan. The Loan Act, 2008 provides incremental capital authority of $1.4 billion.
Borrowing Requirements, 2008/09
(Thousands of Dollars)

		New Cash	Estimated	Borrowing
	Refinancing	Requirements	Repayments	Requirements
Government Business Enterprises
Manitoba Hydro	606,746	600,000	—	1,206,746
Manitoba Lotteries	—	27,000	—	27,000

Subtotal	606,746	627,000	—	1,233,746

Other Borrowings
General Purpose Borrowings	785,586	—	—	785,586
Capital Investments General Assets	96,580	—	—	96,580
Capital Investments Infrastructure Assets	—	334,600	—	334,600
Civil Service Superannuation Plan	—	250,000	—	250,000
Health Facilities	2,000	97,000	61,500	37,500
Business Start Programs	—	30,000	—	30,000
Other Crowns and Organizations	—	15,000	—	15,000

Subtotal	884,166	726,600	61,500	1,549,266

Total Borrowing Requirements	1,490,912	1,353,600	61,500	2,783,012

B U D G E T   2008   S u p p l e m e n t a r y  F i n a n c i a l  I n f o r m a t i o n  /  B 1 1
■ PROVINCIAL BORROWINGS, GUARANTEES AND OBLIGATIONS
The table below provides information on total provincial borrowings, guarantees and obligations that are forecast to be outstanding at the end of the 2007/08 fiscal year compared to the 2006/07 fiscal year.
The total of outstanding borrowings, guarantees and obligations reflects the Province’s gross borrowing obligations, but as it does not take into consideration financial assets available to pay down those obligations, it does not represent net debt. According to the Canadian Institute of Chartered Accountants and their public sector arm, the Public Sector Accounting Standards Board, net debt is promoted as the national standard of a government’s financial position. Net debt represents the difference between total liabilities and financial assets. Summary Net Debt to GDP continues to decline. It should also be noted that the total of outstanding provincial borrowings fluctuates during the fiscal year as a result of the timing of borrowing activities of the Province.
Provincial Borrowings, Guarantees And Obligations

	Forecast 2007/08		Actual 2006/07
	$ millions	$ Per Capita[1]	$ millions	$ Per Capita[1]
Gross Borrowings	21,507	18,019	19,548	16,587
Guarantees and Obligations	680	570	1,407	1,194
Less: Sinking Fund and Debt Retirement Fund Investments	(4,203)	(3,521)	(4,787)	(4,062)

Total Outstanding Provincial Borrowings, Guarantees and Obligations	17,984	15,067	16,168	13,719

Outstanding borrowings, guarantees and obligations are for the following purposes:

	$ millions	$ Per Capita[1]	$ millions	$ Per Capita[1]
General Government Programs	6,376	5,342	6,564	5,570
Manitoba Hydro	6,810	5,705	6,636	5,631
Other Crown Organizations	1,261	1,056	1,279	1,085
Health Facilities	866	726	790	670
Government Enterprises and Other[2]	91	76	150	127
Capital Investments	1,080	905	749	636

Subtotal	16,484	13,810	16,168	13,719
General Government Programs – Pensions[3]	1,500	1,257	—	—

Total Outstanding Provincial Borrowings, Guarantees and Obligations [4]	17,984	15,067	16,168	13,719

1.	Per Capita data is based upon population figures at January 1, 2008 for 2007/08, and at July 1, 2006 for 2006/07 as reported by Statistics Canada.

2.	Includes amounts owed to the federal government and long term loans payable to government enterprises.

3.	In 2007/08, the Government made a contribution of $1.5 billion to the Teachers’ Retirement Allowances Fund (TRAF). This contribution reduced the Government’s net pension liability for TRAF from $2,164 million to $651 million.

4.	The increase is primarily due to the funding of the Province’s contribution to its liability for TRAF, capital investments and health facilities borrowings. Manitoba Hydro’s capital program borrowings were partially offset by the impact of a stronger Canadian dollar and its sinking fund contribution.

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■	INTERPROVINCIAL COMPARISONS
FMS Total Expenditure
Statistics Canada prepares reports of government financial data using a standardized definition of government designed to facilitate comparability between jurisdictions, known as Financial Management Statistics (FMS). The FMS estimates of total expenditure are shown below.

2006/07	2003/04

Source: Statistics Canada	Source: Statistics Canada
FMS Program Expenditure
Statistics Canada’s FMS data on program expenditure is defined as government spending excluding debt costs, primarily interest on the public debt. (Total expenditure minus debt costs equals program expenditure).

2006/07	2003/04

Source: Statistics Canada	Source: Statistics Canada

B U D G E T  2 0 0 8  S u p p l e m e n t a r y  F i n a n c i a l  I n f o r m a t i o n  /  B 1 3

Major Federal Cash Transfers Change from 1999/2000 to 2008/09	Provincial Health Expenditure by Province, 2007/08f

Note: This presentation includes Offshore Accord payments to NL and NS	f - Forecast
Source: Finance Canada	Source: Canadian Institute for Health Information

Net Tax Supported Debt to GDP Ratio by Province, 2007

Source: Standard and Poor’s

Budget Paper C

TAXATION
ADJUSTMENTS

TAXATION ADJUSTMENTS
Contents

SUMMARY OF 2008 TAX MEASURES	1

PERSONAL TAX MEASURES	2

EDUCATION PROPERTY TAX CREDIT BASIC AMOUNT	2

PERSONAL INCOME TAX	2
Rate and Bracket Changes	2
Basic Personal, Spousal, and Eligible Dependent Amounts	3
Tax-Free Savings Accounts	3
Primary Caregiver Tax Credit	4
Personal Tax Credit	4
Community Enterprise Development Tax Credit	5
Northern Residents Deduction	5
Manitoba Mineral Exploration Tax Credit	5

RETAIL SALES TAX	5
Smoking Cessation Products	5

BUSINESS TAX MEASURES	6

CORPORATION INCOME TAX	6
General Rate	6
Small Business Rate	6
Capital Cost Allowance Rates for Manufacturers	7
Co-op Education and Apprenticeship Tax Credits	7
Film and Video Production Tax Credit	8
Manufacturing Investment Tax Credit	8
Interactive Digital Media Tax Credit	9
Book Publishing Tax Credit	9
Community Enterprise Investment Tax Credit	10

CORPORATION CAPITAL TAX	10

RETAIL SALES TAX	11
Selected Business Items	11

GREEN MEASURE	11
EMISSIONS TAX ON COAL	11

TECHNICAL AND ADMINISTRATIVE MEASURES	11

CONTACTS FOR FURTHER INFORMATION	12

PERSONAL TAX SAVINGS SINCE 1999	13

MANITOBA INCOME TAX SAVINGS FOR TYPICAL TAXPAYERS	14

MANITOBA INCOME TAX SINCE 1999	15

2008 INTERPROVINCIAL COMPARISON OF TAX RATES	16

FEDERAL AND MANITOBA INCOME TAX RATES, 2008	16

APPENDIX: MANITOBA TAX EXPENDITURES 2007/08	18

B U D G E T  2 0 0 8  T a x a t i o n  A d j u s t m e n t s  /  C 1

■	SUMMARY OF 2008 TAX MEASURES
All amounts are revenue reductions or expenditure increases

	2008/09	Full Year
	(Millions of Dollars)
Ongoing Tax Reductions[1]
Personal Tax Reductions	39.6	39.6
Business Tax Reductions	61.2	68.0
Farmland School Tax Rebate[2]	2.2	2.2

	103.0	109.8

Personal Tax Measures
Education Property Tax Credit Basic Amount increased[2]	24.5	24.5
Personal Income Tax Rate and Bracket changes	3.7	14.8
Basic Personal and Spousal Amounts increased	1.8	7.0
Tax-Free Savings Accounts introduced[3,4]	0.2	5.7
Primary Caregiver Tax Credit introduced	1.0	5.4
Personal Tax Credit increased[2]	0.6	2.3
Community Enterprise Development Tax Credit extended[2]	0.2	0.6
Northern Residents Deduction increased[4]	0.4	0.4
Retail Sales Tax eliminated on smoking cessation products	0.4	0.4
Manitoba Mineral Exploration Tax Credit extended	0.1	0.4

	32.9	61.5

Business Tax Measures
Corporation Capital Tax phased out	14.4	59.2
Corporation Income Tax General Rate reduced	3.5	28.4
Small Business Rate reduced	2.8	9.7
Capital Cost Allowance Rates for Manufacturers[4]	0.7	8.7
Journeypersons Hiring Incentive introduced	0.0	4.8
Film and Video Production Tax Credit enhanced	4.5	3.6
Manufacturing Investment Tax Credit enhanced and extended	2.8	2.8
Interactive Digital Media Tax Credit introduced	1.3	2.0
Book Publishing Tax Credit introduced	0.4	0.5
Retail Sales Tax eliminated on selected items	0.5	0.5

	30.9	120.2

Total Changes, 2008 Budget	63.8	181.7

Total Changes Including Ongoing Tax Reductions	166.8	291.5

[1]	Ongoing tax reductions are those that were announced in previous budgets to take effect in 2008. These are: (a) the increase in the Basic Personal, Spousal and Eligible Dependent Amounts; (b) the reduction in the middle bracket rate and the increase in the top bracket threshold; (c) the introduction of the Family Tax Benefit; (d) the decrease in both corporation income tax rates; (e) the increase in the refundable portion of the Manufacturing Investment Tax Credit; (f) the reduction in the Corporation Capital Tax rates; (g) the increase in the threshold for the Health and Post-Secondary Education Tax Levy; (h) the introduction of the Community Enterprise Investment Tax Credit; and (i) the increase in the Farmland School Tax Rebate.

[2]	Expenditure increase

[3]	The value of the tax savings to Manitobans due to Tax-Free Savings Accounts is likely to rise steadily over time. The full-year value shown is an estimate for 2010/11.

[4]	Parallels 2008 federal budget change, pursuant to the Tax Collection Agreement.

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■	PERSONAL TAX MEASURES
EDUCATION PROPERTY TAX CREDIT BASIC AMOUNT
(2008/09 expenditure impact: $24.5 million)
The basic amount of this credit is increased from $525 to $600. Homeowners will have this amount subtracted from their 2008 property tax bills, with the Province reimbursing school divisions and municipal governments accordingly. Renters will receive the increased amount when they file their 2008 income tax return. The basic Education Property Tax Credit is not income tested and is especially beneficial to low-income households who do not pay income tax.
This measure saves homeowners and renters $24.5 million on a full-year basis.
For more information, contact Location B, page C12.
PERSONAL INCOME TAX
Rate and Bracket Changes
(2008/09 revenue impact: $-3.7 million)
Budget 2007 set out a five-year plan of personal income tax bracket and rate changes. The changes for 2009 are now confirmed. Starting January 1, 2009, the first bracket rate is reduced from 10.9% to 10.8%; the middle bracket threshold is raised from $30,544 to $31,000; and the top bracket threshold is raised from $66,000 to $67,000. These measures save Manitoba taxpayers $14.8 million on a full-year basis.
The five-year plan, when complete, is projected to save Manitoba income tax payers $77 million annually; all taxpayers will benefit. As budgetary circumstances permit, additional rate and threshold changes will be introduced to give middle-income earners an overall saving of 10% compared to 2007.

Tax Year	2007	2008	2009	2010	2011

First Bracket Rate	10.90%	10.90%	10.80%	10.70%	10.50%
Middle Bracket Threshold	$30,544	$30,544	$31,000	$32,000	$35,000
Middle Bracket Rate	13.00%	12.75%	12.75%	12.75%	12.75%
Top Bracket Threshold	$65,000	$66,000	$67,000	$68,000	$70,000
Note: all changes planned after 2009 are subject to budget balancing requirements.
For more information, contact Location B, page C12.

B U D G E T  2 0 0 8  T a x a t i o n  A d j u s t m e n t s  /  C 3
Basic Personal, Spousal, and Eligible Dependent Amounts
(2008/09 revenue impact: $-1.8 million)
The Basic Personal Amount (BPA), the Spousal Amount, and the Eligible Dependent Amount are each increased by $100 to $8,134, effective January 1, 2009. This is the seventh increase in the BPA since 1999.
A taxpayer can claim a non-refundable tax credit for a dependent spouse, or if the taxpayer is a single parent, for one dependent child under 18. The maximum Spousal Amount and Eligible Dependent Amount are reduced by any income earned by the dependent. Budget 2007 raised the maximum Spousal and Eligible Dependent Amount by 24% from $6,482 to $8,034, reaching the same level as the BPA for the first time.

	1999	2009	Increase	%

Basic Personal Tax Credit	$560.51	$878.47	$317.97	57%
Spousal Tax Credit	$471.74	$878.47	$406.74	86%
Eligible Dependent Tax Credit	$471.74	$878.47	$406.74	86%
This table shows that these three credits have increased well in excess of the 23% Consumer Price Index inflation rate over the period since 1999.
Approximately 2,100 low-income Manitobans are removed from the tax rolls due to the increases in Basic Personal, Spousal, and Eligible Dependent Amounts. Over all, Manitobans save $7.0 million due to this measure on a full-year basis.
For more information, contact Location B, page C12.
Tax-Free Savings Accounts
(2008/09 revenue impact: $-0.2 million)
Provincial tax will not be applied to accumulations and withdrawals from the new Tax-Free Savings Account plans.
The tax-free savings plan allows taxpayers 18 years of age or older to deposit up to $5,000 annually into a special account, commencing in 2009. There is no tax deduction for these contributions, but accumulations and withdrawals from the account will be free of both federal and provincial tax.
Withdrawals from a Tax-Free Savings Account will not be counted as income to reduce other income-tested provincial benefits, including the Personal Tax Credit, the Education Property Tax Credit, the School Tax Credits for Homeowners and Tenants, the Manitoba Shelter Benefit, Pharmacare, child-care subsidies, and others. This latter feature is intended to assist lower-income Manitobans, in particular, to save.
The value of the tax savings due to Tax-Free Savings Accounts is likely to rise steadily over time. The benefit to Manitobans for 2010/11 is estimated at $5.7 million.
For more information, contact Location B, page C12.

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Primary Caregiver Tax Credit
(2008/09 revenue impact: $-1.0 million)
The Primary Caregiver Tax Credit is introduced, commencing in the 2009 tax year, to provide recognition and financial support to individuals who serve as volunteer primary caregivers for more than three continuous months. This program builds upon the Manitoba Home Care Program, and is intended to help care recipients remain independent as long as possible.
The primary caregiver may be a spouse, other relative, neighbour or friend who provides care without remuneration to a Manitoba Home Care client.
The client must be assessed as requiring Care Level 2, 3, or 4 while living at home. Examples include those with a disability (young or old), those receiving palliative care, and others needing care or supervision for periods of more than three months.
After a three-month qualifying period, the refundable credit is $85 per month to a maximum of $1,020 per year to the primary caregiver for each client, claimable when the caregiver files her/his personal income tax return for the year in which the credit is earned.
Only one person may be designated as the client’s primary caregiver at any one time. A caregiver may not earn the credit for more than three clients within a given month.
The benefit to eligible primary caregivers is projected to be $5.4 million on a full-year basis.
For more information, contact Location I, page C12.
Personal Tax Credit
(2008/09 expenditure impact: $0.6 million)
Commencing with the 2009 taxation year, the Personal Tax Credit is increased as illustrated in the following table.

	2008	2009	Percent Increase

Basic Credit	$190	$195	2.6%
Age Credit for Self	$110	$113	2.7%
Basic Credit for Spouse	$190	$195	2.6%
Age Credit for Spouse	$110	$113	2.7%
Disability Credit for Spouse	$110	$113	2.7%
Credit for Eligible Dependent	$190	$195	2.6%
Disability Credit for Self or Dependent	$110	$113	2.7%
Disability Credit for Dependents	$60	$62	3.3%
Credit for Dependent Children	$25	$26	4.0%
To ensure this credit targets those most in need, it is reduced by 1% of household income. Over 65% of the households that benefit from the Personal Tax Credit have incomes under $20,000. The average net credit per household is over $150. Manitobans claim the Personal Tax Credit upon filing their annual income tax return.
This change benefits over 281,000 lower-income households, and Manitobans will save $2.3 million on a full-year basis.
For more information, contact Location B, page C12.

B U D G E T  2 0 0 8  T a x a t i o n  A d j u s t m e n t s  /  C 5
Community Enterprise Development Tax Credit
(2008/09 revenue impact: $-0.2 million)
The Community Enterprise Development Tax Credit was introduced in Budget 2003, and extended in Budget 2005. This Budget extends the credit for another three years, to the end of 2011.
This tax credit encourages Manitobans to invest in community-based enterprise development projects. It is a non-refundable personal income tax credit equal to 30% on a maximum $30,000 investment in equity capital.
As a result of this measure, Manitobans save $0.6 million on a full-year basis.
For more information, contact Location G, page C12.
Northern Residents Deduction
(2008/09 revenue impact: $-0.4 million)
Individuals who live in prescribed areas of northern Canada for at least six consecutive months may claim the Northern Residents Deduction in computing their taxable income. Effective January 1, 2008, the residency deduction is increased from $7.50 to $8.25 per person per day, and from $15 to $16.50 per day for a sole claimant in a household, as announced in the 2008 federal budget. Residents of the more isolated Northern Zone are eligible for the full deduction, while residents of the Intermediate Zone are eligible for a half deduction.
This measure reduces Manitoba revenue and provides northern residents with tax savings of $0.4 million on a full-year basis.
For more information, contact Location B, page C12.
Manitoba Mineral Exploration Tax Credit
(2008/09 revenue impact: $-0.1 million)
Originally introduced in Budget 2002, the Mineral Exploration Tax Credit is a 10% non-refundable personal income tax credit that reduces Manitoba income tax otherwise payable. The credit is earned when a Manitoba taxpayer purchases flow-through shares in a qualifying exploration company to finance Manitoba mineral exploration projects. Combined with the renewed 15% federal exploration tax credit announced recently, this gives an additional incentive to invest in exploring for minerals in Manitoba. In parallel with the extension announced in the 2008 federal budget, the Manitoba credit is extended for one year, to flow-through share agreements entered into before April 1, 2009. Under the look-back rule, exploration expenditures renounced on funds raised on the issuance of flow-through shares in one year can be spent on eligible expenditures until the end of the subsequent year.
The one-year extension of this credit saves Manitobans about $0.4 million on a full-year basis.
For more information, contact Location D, page C12.
RETAIL SALES TAX
Smoking Cessation Products
(2008/09 revenue impact: $-0.4 million)
The Retail Sales Tax exemption for prescription smoking cessation products is broadened to include non-prescription products, effective May 1, 2008.
Manitobans save $0.4 million on a full-year basis due to this measure.
For more information, contact Location C, page C12.

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■ BUSINESS TAX MEASURES
CORPORATION INCOME TAX
General Rate
(2008/09 revenue impact: $-3.5 million)
The general rate falls from 14% to 13%, effective July 1, 2008. Budget 2007 announced a general rate reduction to 12%, effective July 1, 2009. This reduction is now confirmed. Manitoba businesses save $28.4 million on a full-year basis due to this measure.
The Province intends to reduce the rate further to 11% at a date to be determined, subject to budget balancing requirements.
For more information, contact Location A, page C12.
Small Business Rate
(2008/09 revenue impact: $-2.8 million)
Budget 2007 announced a Small Business Rate reduction from 2%, already the lowest rate in Canada, to 1% effective January 1, 2009. This reduction is now confirmed. The rate was reduced from 3.0% to 2.0% for 2008. To maintain integration of personal and business taxation for small business owners, the small business dividend tax credit rate (i.e., the rate on other-than-eligible dividends) is correspondingly reduced from 3.15% to 2.5%.
Manitoba small businesses save $9.7 million on a full-year basis as a result of these measures.
For more information, contact Location A, page C12.
Reduction of Corporation Income Tax Rates since 1999

Taxable Income	1999	2008	2009

Up to $200,000	8.0%[1]	2.0%	1.0%
$200,000 to $400,000	17.0%	2.0%	1.0%
Over $400,000	17.0%	13.0%[2]	12.0%[2]

[1]	Rate reduced from 9.0% July 1, 1999

[2]	Effective July 1

B U D G E T  2 0 0 8  T a x a t i o n  A d j u s t m e n t s  /  C 7
Capital Cost Allowance Rates for Manufacturers
(2008/09 revenue impact: $-0.7 million)
In 2007, the tax depreciation for manufacturing and processing machinery and equipment was converted from a 30% declining balance capital cost allowance to a 50% straight line capital cost allowance on eligible property acquired after March 18, 2007 and before 2009. Pursuant to changes announced in the federal 2008 budget, the 50% straight line accelerated capital cost allowance is extended by one year. Furthermore, eligible property acquired by a manufacturer in 2010 will be eligible for a 50% declining balance capital cost allowance rate in the first year the property is acquired, a 40% declining balance rate in the next year and the regular 30% declining balance rate in subsequent years. Eligible property acquired by a manufacturer in 2011 will be eligible for a 40% declining balance capital cost allowance rate in the first year the property was acquired and the regular 30% declining balance rate in subsequent years. The 30% declining balance capital cost allowance rate will be restored to eligible property acquired after 2011.
Manufacturers in Manitoba save $8.7 million on a full-year basis due to this measure.
For more information, contact Location A, page C12.

Co-op Education and Apprenticeship Tax Credits
(No revenue impact in 2008/09)
The Co-operative Education Tax Credit is expanded and renamed the Co-op Education and Apprenticeship Tax Credits.
A new component is added, called the Journeypersons Hiring Incentive (J-HI) that provides a tax credit to employers of recent graduates of apprenticeship programs.
The terms of J-HI are similar to those of the Co-op Graduates Hiring Incentive (COGHI). An eligible employer may earn a refundable tax credit for each of the first two twelve-month periods of permanent, full-time employment of a journeyperson for work performed in their certified trade primarily in Manitoba.
The credit equals 5% of wages and salaries paid to the journeyperson (net of other government assistance) up to $2,500 per twelve months of employment for each journeyperson. Employment periods must be continuous and consecutive, but each twelve-month period may be interrupted by a seasonal layoff of not more than three months. There is no limit on the number of journeypersons an employer may hire to earn the credit.
Eligible employers may be taxable corporations, not-for-profit agencies, Crown corporations, municipalities, universities, schools, hospitals, or unincorporated entities. In a year in which the tax credit is earned, the employer must be a participant in an apprenticeship program in Manitoba by a) having at least one apprentice registered to the employer who has completed the first year of apprenticeship with the employer, or b) having had an apprentice who completed at least two full years of apprenticeship within the previous five years.
The journeyperson must have received his or her Certificate of Qualification in Manitoba or elsewhere in Canada after April 9, 2008, and must be hired by the employer within 18 months of certification.
The projected full-year benefit to eligible employers is $4.8 million.
For more information, contact Location B, page C12.

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Film and Video Production Tax Credit
(2008/09 revenue impact: $-4.5 million)
Building upon enhancements made to the Manitoba Film and Video Production Tax Credit in previous budgets, the following measures are introduced effective for productions commencing principal photography after 2007:
1.	a new 5% Manitoba Producer bonus is introduced based on eligible salaries where a Manitoba resident receives credit as a Producer on an eligible film;

2.	the Frequent Filming bonus for returning producers, introduced in Budget 2004, is increased from 5% to 10%;

3.	the percentage of eligible salaries paid to non-residents for work performed in Manitoba that is eligible for the film tax credit is increased from 20% to 30% of eligible salaries paid to Manitobans;

4.	the current requirement that non-residents train Manitobans working on an eligible film will be redesigned to emphasize the transfer of skills to Manitoba technical crew members, regardless of the residency of the person who provides the training.
The estimated full-year revenue impact of these measures is $3.6 million.
Since 2000, Manitoba has introduced a 5% Rural and Northern Manitoba incentive, a 5% Frequent Filming Bonus (now increased to 10%), a 5% Manitoba Producer bonus, and has increased the basic film tax credit from 35% to 45%. A film producer can now qualify for a maximum 65% Manitoba film tax credit rate, the highest in Canada.
The Government intends to examine the film tax credit with a view to changes that would better serve the needs of local producers in Manitoba. The review will be undertaken in consultation with representatives from the Manitoba film industry.
For more information, contact Location E, page C12.
Manufacturing Investment Tax Credit
(2008/09 revenue impact: $-2.8 million)
As previously announced, the refundable portion of this credit is increased from 35% to 70%, effective January 1, 2008, superseding the Budget 2007 announcement of a 50% rate for 2008. This credit was made refundable at the 20% level by the 2005 Budget, and at the 35% level by the 2006 Budget.
This credit, scheduled to expire on June 30, 2009, is extended to December 31, 2011.
These measures save manufacturers in Manitoba $2.8 million on a full-year basis.
For more information, contact Location A, page C12.

B U D G E T  2 0 0 8  T a x a t i o n  A d j u s t m e n t s  /  C 9
Interactive Digital Media Tax Credit
(2008/09 revenue impact: $-1.3 million)
A new refundable corporation income tax credit is introduced for companies that develop and produce interactive digital media projects in Manitoba. The tax credit will be equal to 40% of the remuneration paid to Manitobans on eligible projects approved by Manitoba Science, Technology, Energy and Mines. The maximum tax credit on an eligible project is $500,000. Projects that begin prototyping and product development after April 9, 2008 and before 2011 will qualify for the credit.
A qualifying company must be a taxable Canadian corporation with a permanent establishment in Manitoba. The tax credit will be processed as part of a qualifying company’s annual income tax return and administered by the Canada Revenue Agency.
This tax credit replaces the Manitoba New Media Production Grant, which is available for projects developed and produced prior to April 10, 2008. Project eligibility under the tax credit builds upon the criteria under the Grant.
The estimated full-year tax saving to Manitoba companies is $2.0 million.
For more information, contact Location F, page C12.
Book Publishing Tax Credit
(2008/09 revenue impact: $-0.4 million)
To assist the development of the book publishing industry in Manitoba, the Book Publishing Tax Credit is introduced, equal to 40% of eligible Manitoba labour costs. Eligible labour costs include non-refundable author advances; and remuneration for activities carried out in Manitoba, including: salaries for editing, design and project management; fees to freelancers for editing, design, and research; artwork; and development of prototypes. This tax credit is refundable; the maximum credit claimable by a publisher is $100,000 per year.
An eligible publisher must be engaged primarily in the business of publishing books, must have a permanent establishment or be resident in Manitoba, must pay at least 25% of its wages and salaries to employees who are Manitoba residents, and must have recently published at least two qualifying books.
A qualifying book is a new, non-periodical publication that is Canadian-authored and is categorized as fiction, non-fiction, poetry, drama, biography or children’s. A book eligible for a Book Publishing Tax Credit is a qualifying book for which contracts were entered into after April 9, 2008, and which is published before 2012.
Eligible labour costs must be incurred and paid in Manitoba by the publisher after April 9, 2008 and before 2012.
To promote environmental sustainability in this industry, an additional bonus equal to 10% of the Manitoba printing costs can be earned by the publisher if an eligible book is printed on paper with a minimum of 30% recycled content. Eligible printing costs must be incurred and paid within one year of publication of the eligible book.
The full-year benefit of this measure to book publishers is estimated at $0.5 million.
For more information, contact Location J, page C12.

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Community Enterprise Investment Tax Credit
(2008/09 revenue impact: not applicable)
Budget 2007 introduced the Community Enterprise Investment Tax Credit as a complement to the Community Enterprise Development Tax Credit. This non-refundable income tax credit is available to both individual and corporate investors who acquire equity capital in emerging enterprises that require larger amounts of capital than community ownership can provide.
The credit is available on eligible securities acquired after 2007 and before 2011. The minimum investment required by an investor is $20,000 and the maximum annual tax credit that may be claimed by an investor is $45,000. Currently, the maximum annual investment by an investor that qualifies for a tax credit is $150,000. This Budget increases the maximum annual investment limit by an investor to $450,000, retroactive to the commencement of the program, January 1, 2008.
This change increases the maximum amount of the tax credit earned by an investor in a given year ($135,000) but does not affect the maximum amount of the tax credit deductible against Manitoba income tax otherwise payable in a given year ($ 45,000).
For more information, contact Location H, page C12.
CORPORATION CAPITAL TAX
(2008/09 revenue impact: $-14.4 million)
Budget 2007 committed Manitoba to eliminate the general Corporation Capital Tax (CCT), except for Crown corporations, as of December 31, 2010, subject to budget balancing requirements.
For manufacturing and processing corporations, CCT is now eliminated effective July 1, 2008, saving these companies about $25 million a year compared to 2007. Moving up the elimination of CCT for manufacturers will help this sector adjust to the challenges posed by the strong Canadian dollar and overseas competition.
For other corporations subject to the general CCT, elimination as of December 31, 2010 is now confirmed. Rates will be reduced as follows:
■	for corporations with total paid-up capital over $21 million, the rate will be reduced from 0.4% to 0.3% for fiscal years commencing after January 1, 2009, and to 0.2% for fiscal years commencing after January 1, 2010. The tax is eliminated after December 31, 2010.

■	for corporations with total paid-up capital between $10 million and $20 million, the rate will be reduced from 0.2% to 0.1% for fiscal years commencing after January 1, 2009, and to zero for fiscal years commencing after January 1, 2010. (There is a notch provision for total paid-up capital between $20 million and $21 million, which will be adjusted accordingly.)
CCT will be eliminated after December 31, 2010. Corporations with fiscal years straddling this date will prorate the CCT payable for their fiscal year.
Eligible corporations save $59.2 million on a full-year basis due to these measures.
For more information, contact Location C, page C12.

B U D G E T  2 0 0 8  T a x a t i o n  A d j u s t m e n t s  /  C 1 1
RETAIL SALES TAX
Selected Business Items
(2008/09 revenue impact: $-0.5 million)
The following are exempted from Retail Sales Tax, effective May 1, 2008: services to direct agents (items consumed in a manufacturing process), welding tips and nozzles, and rolls used in the pulp and paper industry.
Also effective May 1, 2008, the existing shipping supplies exemption is expanded to include non-returnable stabilizing supplies.
Manitoba businesses save $0.5 million on a full-year basis due to these measures.
For more information, contact Location C, page C12.
■  GREEN MEASURE
EMISSIONS TAX ON COAL
(no revenue impact until 2011/12)
A new tax of $10 per tonne of carbon-dioxide-equivalent emissions will apply to coal effective July 1, 2011. The tax rate will subsequently be raised to $30 per tonne on a schedule to be announced in a future budget. The Province will also contribute up to 25% of private sector capital costs of investments to convert from coal, and will work with coal users to find appropriate substitutes.
For more information, contact Location A, page C12.
■ TECHNICAL AND ADMINISTRATIVE MEASURES
■	The Tobacco Tax Act will be amended to require tobacco manufacturers to have a permit for all equipment used in Manitoba to manufacture tobacco products, and to update the marking provisions.

For more information, contact Location A, page C12.

■	The capital gains refund provisions under Manitoba income taxation applicable to mutual fund trusts will be made fully available to mutual fund corporations retroactive to 2006.

For more information, contact Location A, page C12.

■	The Riparian Tax Credit will be extended to permit another intake group running from 2009 through 2013. For more information, contact Location B, page C12.

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■ CONTACTS FOR FURTHER INFORMATION

A:	Federal-Provincial Relations		F:	Knowledge Enterprises Branch
	and Research Division, Manitoba Finance			Manitoba Science, Technology, Energy and Mines
	Telephone:	204-945-3757		Telephone:	204-945-0589
	Facsimile:	204-945-5051		Fax:	204-945-3977
	e-mail	fedprov@gov.mb.ca		e-mail:	newmediainquiries@gov.mb.ca

B:	Manitoba Tax Assistance Office		G:	Economic Development Initiatives
	Manitoba Finance			Manitoba Agriculture, Food and Rural Initiatives
	Telephone:	in Winnipeg 204-948-2115		Toll-free:	1-800-567-7334
	Toll-free:	1-800-782-0771		Web:	www.manitoba.ca/agriculture/ri
	Facsimile:	204-948-2263
	e-mail:	tao@gov.mb.ca
			H:	Manitoba Competitiveness, Training and Trade
				Telephone:	204-945-0141
C:	Taxation Division, Manitoba Finance			Fax:	204-948-1193
	Telephone:	in Winnipeg 204-945-5603
	Toll-free	1-800-782-0318
	Facsimile:	204-945-0896	I:	Manitoba Health and Healthy Living
	e-mail:	mbtax@gov.mb.ca		c/o At Your Service Manitoba
				Toll-free:	1-866-626-4862

D:	Minerals Policy and Business Development Unit
	Mineral Resources Division		J:	Arts Branch
	Manitoba Science, Technology, Energy and Mines			Culture, Heritage and Recreation Programs
	Telephone:	204-945-6564		Manitoba Culture, Heritage, Tourism and Sport
	Fax:	204-945-8427		Telephone:	204-945-3847
	E-mail:	minesinfo@gov.mb.ca		Fax:	204-948-1684

E:	Manitoba Film & Sound Recording
Development Corporation
410-93 Lombard Avenue
Winnipeg, MB R3B 3B1
	Telephone:	204-947-2040
	Fax:	204-956-5261
	e-mail:	explore@mbfilmsound.mb.ca

B U D G E T  2 0 0 8  T a x a t i o n  A d j u s t m e n t s  /  C 1 3
■ PERSONAL TAX SAVINGS SINCE 1999
Personal Income Taxes, Education Property Tax Credits, Residential Education Support Levy and Farmland School Tax Rebate

												Cumulative
												Annual
	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	Totals
	(Millions of Dollars)											(Millions of
												Dollars)
Income Tax Reductions[1]
BUDGET
2000	9	68	34									111
2001		29	7	18								54
2002			15									15
2003					39							39
2005							30					30
2006							8	34				42
2007								25	51	28	16	120
2008									1	30	14	45
SUBTOTAL	9	97	56	18	39	0	38	59	52	58	30	455

Property Tax Reductions[2]
BUDGET
2000	26											26
2001		27										27
2002			10									10
2003				19								19
2004					23							23
2005						37						37
2006							39					39
2007								42	2	2	2	48
2008									25			25
SUBTOTAL	26	27	10	19	23	37	39	42	27	2	2	255

Annual Totals	35	124	67	37	62	37	77	101	79	60	32	710
Cumulative Annual Totals	35	159	226	262	324	361	438	539	618	678	710
Totals may not add due to rounding.

[1]	Measures that are subject to budget balancing requirements are not included.

[2]	Property tax reductions result from increases to the Education Property Tax Credit; implementation of, and subsequent increases in the Farmland School Tax Rebate; and reductions in the Residential Education Support Levy, which was phased out completely in 2006.

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■ MANITOBA INCOME TAX SAVINGS FOR TYPICAL TAXPAYERS

				Cumulative
		Tax Savings		Savings	2009 Savings
Income*	Tax in 1999	in 2008	in 2009	over 10 Years	over 1999
(Dollars)				(Dollars)	(Percentage)
SINGLE PERSON[1]

10,000	178	145	161	1,052	90.4%
20,000	1,369	221	242	1,777	17.7%
40,000	4,012	626	665	4,421	16.6%
70,000	9,153	1,783	1,869	11,541	20.4%
100,000	14,572	1,983	2,069	13,467	14.2%

FAMILY OF FOUR — ONE EARNER[1]

25,000	591	509	543	3,719	91.9%
40,000	2,891	961	1,010	6,740	34.9%
60,000	6,625	1,977	2,016	13,419	30.4%
75,000	9,435	2,309	2,396	15,537	25.4%
100,000	13,951	2,230	2,319	14,903	16.6%

FAMILY OF FOUR — TWO EARNERS[1]

30,000	691	363	399	762	57.7%
40,000	1,453	413	457	3,273	31.5%
60,000	4,107	792	846	5,740	20.6%
80,000	7,169	1,405	1,468	9,083	20.5%
100,000	10,188	1,891	1,968	11,394	19.3%

SENIOR COUPLE[2]
30,000	571	571	587	4,680	102.8%[3]
40,000	1,632	562	610	4,550	37.4%
60,000	4,542	1,022	1,092	7,144	24.0%
80,000	7,844	1,292	1,369	9,059	17.5%

[1]	It is assumed that taxfilers in the single and family examples have earned income and pay Canada Pension Plan and Employment Insurance premiums. In the two-earner family, it is assumed one taxfiler earns 60% of the income and the other earns 40% and pays child-care fees. The Children’s Fitness Tax Credit is also claimed for one child in both family examples.

[2]	For the senior couple example, it is assumed that both spouses receive private pension income and the Old Age Security Pension. For the years 1999 through 2006, it is assumed that private pension income was split 60/40 by the spouses. The ability to split private pension income was offered beginning with 2007. For 2007, 2008 and 2009, it is assumed that private pension income is split 50/50 where a tax saving would be realized by doing so.

[3]	The value exceeds 100% due to a refundable tax credit.

*	Income does not reflect Universal Child Care Benefit entitlements but entitlements have been used to determine year-over-year savings.

B U D G E T  2 0 0 8  T a x a t i o n  A d j u s t m e n t s  /  C 1 5
■ MANITOBA INCOME TAX SINCE 1999

One-Earner Family of Four at $40,000	Two-Earner Family of Four at $60,000

Source: Manitoba Finance	Source: Manitoba Finance

Single Individual at $70,000	History of Middle Bracket Rate Reductions

Source: Manitoba Finance	Source: Manitoba Finance

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■ 2008 INTERPROVINCIAL COMPARISON OF TAX RATES
Shows rate applicable on December 31, 2008. Data as of March 31, 2008

	BC	AB	SK	MB	ON
Personal Income Tax
Top Marginal Rate (%)[1]	14.70	10.00	15.00	17.40	17.41
Health Care premiums ($)[2]	1,296	1,056	—	—	0 to 900
Employer payroll Tax (%)[3]	—	—	—	2.15	1.95
Corporation Income Tax (%)
Small	3.50	3.00	4.50	2.00	5.50
Large	11.00	10.00	12.00	13.00	14.00
Manufacturing	11.00	10.00	10.00	13.00	12.00
Small business threshold ($000)	400	460	500	400	500
Capital Tax (%)[4]	—	—	—	0.20	0.225
Manufacturers	—	—	—	—	—
Banks	3.00	—	3.25	3.00	0.855
Sales Tax (%)[5]	7.00	—	5.00	7.00	8.00
Diesel Fuel Tax (¢/l)[6]	15.00	9.00	15.00	11.50	14.30
Gasoline Tax (¢/l)[7]	14.50	9.00	15.00	11.50	14.70
Tobacco Tax (¢/cigarette)[8]	17.90	18.50	18.30	17.50	12.35
Corporation Income Tax Credits
Manufacturing (%)[9]	—	—	5.00	10.00	—
Research & Development (%)[10]	10.00	—	15.00	20.00	10.00

[1]	Top marginal provincial rates include surtaxes paid by taxpayers in the highest bracket. For more detailed interprovincial comparisons of personal income taxes, see The Manitoba Advantage.

[2]	The premiums for BC and AB are family rates; lower rates apply for individuals. ON calculates premiums based upon taxable income: for incomes of $20,000 or less the premium is zero and the maximum premium of $900 is reached at an income of $200,600. The premiums for the QC Prescription Drug Plan are based on income and are a maximum of $521 for a single person and $1,042 for a family.

[3]	MB exempts firms with payrolls of less than $1.25 million. ON exempts firms with payrolls of less than $400,000. QC has graduated rates for firms with payrolls of under $5 million. NL exempts firms with payrolls of less than $600,000.

[4]	MB has a $10 million deduction and a 0.4% rate on taxable paid-up capital in excess of $21 million. QC has a $1 million exemption and graduated rate reductions for the range between $1 million and $4 million. ON has a $12.5 million deduction. NB and NS have a $5 million deduction. MB, ON, QC exempt manufacturers from capital tax.
■ FEDERAL AND MANITOBA INCOME TAX RATES, 2008
Personal Income Tax Rates

Federal
Rate	Taxable Income Range

15%	$0 – $37,885
22%	$37,886 – $75,769
26%	$75,770 – $123,184
29%	over $123,184

Manitoba
Rate	Taxable Income Range

10.9%	$0 – $30,544
12.75%	$30,545 – $66,000
17.4%	over $66,000

B U D G E T  2 0 0 8  T a x a t i o n  A d j u s t m e n t s  /  C 1 7

	QC	NB	NS	PE	NL
Personal Income Tax
Top Marginal Rate (%)[1]	19.22	17.95	19.25	18.37	16.50
Health Care premiums ($)[2]	0 to 1,042	—	—	—	—
Employer payroll Tax (%)[3]	4.26	—	—	—	2.00
Corporation Income Tax (%)
Small	8.00	5.00	5.00	3.20	5.00
Large	11.40	13.00	16.00	16.00	14.00
Manufacturing	11.40	13.00	16.00	16.00	5.00
Small business threshold ($000)	400	400	400	400	400
Capital Tax (%)[4]	0.36	0.10	0.20	—	—
Manufacturers	—	0.10	0.20	—	—
Banks	0.98	3.00	4.00	5.00	4.00
Sales Tax (%)[5]	7.50	8.00	8.00	10.00	8.00
Diesel Fuel Tax (¢/l)[6]	16.20	16.90	15.40	11.50	16.50
Gasoline Tax (¢/l)[7]	15.20	10.70	15.50	7.10	16.50
Tobacco Tax (¢/cigarette)[8]	10.30	11.75	16.52	17.45	18.00
Corporation Income Tax Credits
Manufacturing (%)[9]	5.00	—	—	10.00	—
Research & Development (%)[10]	—	15.00	15.00	—	15.00

[5]	Retail Sales Tax refers to general rate only. QC and PE apply the sales tax on top of GST-inclusive prices. Sales taxes in NB, NS and NL are harmonized with the federal Goods and Services Tax.

[6]	Vancouver and Victoria levy an additional 6 cents and 2.5 cents per litre, respectively. Effective July 1, 2008, BC additionally imposes a carbon tax of 2.8 cents per litre of diesel fuel. QC applies QST and NB, NS and NL apply HST. PE’s diesel fuel rate is set on a monthly basis and has a flat and variable component, to a maximum of 20.2 cents per litre.

[7]	Vancouver, Victoria and Montréal levy an additional 6 cents, 2.5 cents and 1.5 cents per litre, respectively. Effective July 1, 2008, BC additionally imposes a carbon tax of 2.4 cents per litre of gasoline. QC applies QST and NB, NS and NL apply HST. PE’s gas tax rate is set on a monthly basis and has a flat and variable component, to a maximum of 15.8 cents per litre.

[8]	SK, MB, NB, NS and NL apply sales tax to all tobacco products.

[9]	SK’s credit is fully refundable. 70% of MB’s credit is refundable. QC’s credit is fully refundable if under $250 million of taxable capital. PE’s credit is non-refundable.

[10]	BC’s credit is refundable for Canadian-controlled Private Corporations for expenditures up to $2 million. SK and MB is non-refundable. ON, NB, NS, and NL’s credit is refundable.
Corporation Income Tax Rates

	Federal		Manitoba

Basic Rate	19.5	%*	13.0	%**
Small Business Rate	11.0%		2.0%
Small Business Threshold	$400,000		$400,000

*	After provincial abatement and general rate reduction

**	Effective July 1, 2008

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■ APPENDIX: MANITOBA TAX EXPENDITURES 2007/08
Introduction
Governments use the tax system to pursue social, cultural and economic objectives in two ways: by direct spending of the revenue raised, and by providing targeted tax preferences to promote specific types of activity or behaviour. The targeted tax preferences can be thought of as tax expenditures since they have much the same effect as direct government spending. For example, direct grants for small businesses, and tax credits for people who invest in small businesses, could have quite similar costs and results. A tax expenditure is measured as a deviation from a benchmark tax base. The expenditure can be in the form of a deduction, credit, preferential rate, deferral, or exemption. Tax expenditures may target taxpayers (ex: individuals, corporations); activities (ex: farming, film production, manufacturing); property (ex: machinery, equipment); sources of income (ex: pensions); transactions (ex: RRSP contributions); or events (ex: involuntary dispositions).
Accounting for Tax Expenditures
Tax expenditure accounts promote accountability and transparency in government programming. Direct expenditure programs are subject to review and approval by the Legislature and are published annually in the public accounts. Tax expenditures, on the other hand, are not recorded as individual line items but are absorbed into revenue estimates. Tax expenditures reduce government revenues that would otherwise have been available for various direct expenditures. Therefore, tax expenditure accounts not only help to enhance the visibility of programs, but promote public accountability as well. Departments routinely estimate and evaluate the cost of various tax incentives as part of the annual budget process. It is generally understood that tax expenditure accounting in no way evaluates tax policy, nor does it address the desirability of the tax provisions, or their usefulness in achieving tax policy objectives. Tax expenditure accounts should not be associated with identifying tax loopholes or areas where reform is needed.

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Limitations of Tax Expenditure Accounting
Tax expenditure accounting has important limitations that must be kept in mind when interpreting results. There are no formal accounting guidelines for tax expenditures. The value of each tax expenditure is estimated individually. Interactions between provisions are not taken into account. This has two effects. First, estimates for two or more tax expenditures cannot be added together to arrive at a combined value. Second, changing any one tax expenditure might affect the value of other tax expenditures. The values in the account are estimates. Point 2 can best be illustrated by example. Changing something that is a deduction from income (ex: RRSP contributions) would change reported net income. This in turn would change the value of tax credits, such as Manitoba’s Personal Tax Credit, that depend on net income. The combined value of the tax expenditures listed in the account is substantially less than the sum of the individual items.
Reporting Tax Expenditures
Manitoba’s tax expenditure accounts are separated into six sections: personal income tax, corporation income tax, payroll tax, retail sales tax, fuel taxes, and corporation capital tax. The estimates are calculated from tax collection and departmental data. The estimates provided are for the 2007/08 fiscal year. They do not include measures announced in the 2008 Budget, or measures announced in previous budgets for implementation after 2007. Certain Manitoba personal income tax credits have the characteristics of tax expenditures but are, in fact, accounted for in Manitoba’s Estimates of Expenditure. Examples include the Education Property Tax Credit and the Personal Tax Credit. These credits are not included in the tax expenditure table. For the sake of comparison, these credits are listed below.
CREDITS ACCOUNTED FOR AS EXPENDITURE ITEMS

2007/08
(millions of dollars)
Education Property Tax Credit (including the Advance)	222.9
Personal Tax Credit	46.3
Farmland School Tax Rebate	28.8
School Tax Credit for Homeowners	2.3
Political Contribution Tax Credit (for individuals only)	0.9
Community Enterprise Development Tax Credit	0.6
Community Enterprise Investment Tax Credit	1.3
Riparian Tax Credit	0.1

TOTAL	303.2

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MANITOBA TAX EXPENDITURES, 2007/08

(Millions of Dollars)
PERSONAL INCOME TAX
(a) Adjustments to Income (in accordance with tax collection agreements)
Contributions to RRSPs	131.6
Contributions to RPPs	69.8
Capital gains inclusion rate	73.7
Lifetime capital gains exemption	22.5
Social assistance, WCB, and OAS/GIS (non-taxable income)	18.9
Union dues and professional fees	14.8
Child-care expenses	10.9
Northern Residents Deduction	5.7
Pension Income Splitting	8.5
Moving expenses	1.6
Scholarship and bursary income exemption	1.8
Tradespeople’s tool expense	0.4

(b) Non-refundable tax credits (basic credits provided federally and by all provinces)
Basic personal	570.7
CPP/EI	100.2
Charitable donations	69.6
Age	29.6
Tuition fees and education amount ($400/month)	25.6
Medical expenses	23.6
Spousal	21.7
Eligible dependent	14.1
Private pension	11.7
Disability	11.7
Caregiver	1.6
Student loan interest	0.9
Infirm dependents	0.1

(c) Other Manitoba Tax Measures
Tuition Fee Income Tax Rebate	11.5
Children’s Fitness Tax Credit	3.0
Adoption Expenses Tax Credit	0.1
Foreign Tax Credit	2.8
Labour-sponsored Venture Capital Corporations Tax Credit	1.2
Mineral Exploration Tax Credit	1.3
Overseas Employment Tax Credit	0.5
Manitoba Equity Tax Credit	0.0

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(Millions of Dollars)
CORPORATION INCOME TAX
Low rate for small business	137.0
Manufacturing Investment Tax Credit	26.3
Research and Development Tax Credit	20.1
Film and Video Production Tax Credit	18.1
Odour Control Tax Credit	0.1
Co-operative Education Tax Credit	0.2
Green Energy Equipment Tax Credit	0.3

PAYROLL TAX
$1.25 million exemption	124.3
Exemption for interjurisdictional common carriers	12.5

RETAIL SALES TAX

Exemptions and Refund Programs
Groceries	189.4
Farm machinery and repairs	40.5
Farm and organic fertilizer	20.7
Prescription drugs and medicine	19.0
Farm pesticides and herbicides	15.7
Books, free magazines and newspapers, and school yearbooks	16.4
Medical supplies, appliances and equipment	12.5
Electricity used for manufacturing or mining	11.7
Natural gas for residential heating	11.2
Water supplied by a municipality	10.7
Children’s clothing and footwear	9.9
Custom software and computer programming	6.4
Vehicle trade-ins	6.2
Toll-free calls	5.1
Electricity for residential heating	4.6
Vehicle private buy/sell refunds	3.4
Direct Agents — manufacturing and service industries, and drill bits and explosives used in mining industry	2.4
Municipal exemptions (including the purchase of ambulances, fire trucks and related equipment, and gravel or sand purchased by a municipality for its own use)	1.4
Qualifying geophysical survey and explorations equipment, drill rigs and well-servicing equipment used in oil and gas exploration and development	1.3
Feminine hygiene products	1.0
Mobile, ready-to-move and modular homes (point of sale reduction)	0.8
Films for public broadcast	0.4
Farm manure slurry tanks and lagoon liners	0.3
Qualifying geophysical survey and exploration equipment and prototype mining equipment	0.1

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(Millions of Dollars)
FUEL TAX
Marked gasoline and diesel	41.8
Biodiesel exemption	0.1
Gasohol taxed at lower rate	1.2
Ethanol grant	3.0

CORPORATION CAPITAL TAX
Capital deduction	32.3
Credit unions and caisses populaires exemption	15.0
Co-operatives exemption	0.7

All estimates are based on the most complete information available at the time of publication.
In some cases new information may significantly revise earlier estimates
Source: Manitoba Finance Estimates, March 31, 2008